Exhibit 10.3

GSO Capital Partners LP

345 Park Ave

New York, NY 10154

December 28, 2017

HOVNANIAN ENTERPRISES, INC.
K. HOVNANIAN ENTERPRISES, INC.
110 West Front Street
Red Bank, New Jersey 07701
Attention: J. Larry Sorsby, Executive Vice President and Chief Financial Officer

TERMINATION PAYMENT LETTER

Ladies and Gentlemen:

Reference is made to that certain (a) Commitment Letter, dated as of the date hereof (including the schedules, annexes, exhibits and other attachments thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Commitment Letter”), by and among Hovnanian Enterprises, Inc. (“Holdings”), K. Hovnanian Enterprises, Inc. (the “Borrower” and, together with Holdings, “you”, and the Borrower, together with its subsidiaries, the “Company”) and GSO Capital Partners LP (“GSO”, “we” or “us”) pursuant to which we have agreed, on our behalf and on behalf of the GSO Entities (as defined in the Commitment Letter) to provide the Borrower with certain financing, as described more fully therein and (b) Support Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Holdings, the Borrower, GSO and each of the other persons or entities party thereto as Supporting Holders (as defined therein). Capitalized terms used but not defined in this letter (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Termination Payment Letter”) have the meanings ascribed to them in the Commitment Letter or the Support Agreement, as applicable.

1.      Termination Payment. By accepting the Commitment Letter and the Support Agreement, and in consideration for GSO’s time and effort in connection with the Transactions, you agree to pay (or cause to be paid) to GSO and/or, at GSO’s direction, one or more GSO Entities and/or other persons or entities designated by GSO, a termination payment in an amount equal to $17.5 million in cash (the “Termination Payment”), which Termination Payment shall be deemed to be fully earned on, and shall payable in full in cash within thirty (30) calendar days of, the earlier of (i) the date of your withdrawal or termination of the 8% Notes Exchange or (ii) March 1, 2018 or such later date as you and GSO mutually agree upon in writing (the “Outside Date”), in the event that the 8% Notes Exchange is not consummated on or prior to such date; provided, however, that, you shall not be obligated to pay GSO the Termination Payment in the event that (a) you and GSO mutually agree in writing to terminate, withdraw or modify in a material manner the 8% Notes Exchange, (b) any court or governmental agency of competent jurisdiction has issued an order or decree (i) that prohibits or prevents consummation of the 8% Notes Exchange effective on or beyond February 28, 2018 or (ii) that would have the effect of allowing the Initial Supporting Holders (as defined in the Support Agreement) to terminate the Support Agreement pursuant to Section 8(d) or Section 8(e) thereof and the Initial Supporting Holders actually terminate the Support Agreement as a result thereof, (c) you terminate the Commitment Letter or the Support Agreement based upon a material breach of either agreement by GSO, directly or indirectly through a GSO Entity, (d) GSO and/or one or more GSO Entity finances the entire amount of indebtedness for an Alternative Transaction, (e) the Exchange Offer is consummated on or prior to the Outside Date, or (f) the 8% Notes Exchange is not consummated solely because of the occurrence of an event specified in clauses (a) (other than with respect to Holdings’ securities), (c) (other than with respect to Holding’s debt securities) and (d) through (g) of the fifth bullet under “Conditions to the Exchange Offer—General Conditions,” of the Offering Memorandum.

2.        General.

Your obligation to pay the Termination Payment shall be in addition to any other payment or reimbursement obligations of the Company provided for in the Commitment Letter, the Credit Facilities Documentation and any other documents or agreements relating to the Transactions. The Termination Payment shall (a) subject to Paragraph 1 above, be paid in U.S. Dollars, in cash, in immediately available funds, (b) once paid, not be refundable in whole or in part under any circumstances and (c) not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter.

Your agreement under this Termination Payment Letter shall be legally binding upon and enforceable against you and your successors and assigns, may be enforced by us and our successors and assigns, and shall be enforceable without regard to any act, event or circumstance except as expressly set forth herein. This Termination Payment Letter is an integral part of the Commitment Letter and the Support Agreement, and may not be amended or waived except by an instrument in writing signed by the parties hereto. It is understood that this Termination Payment Letter shall not constitute or give rise to any obligation on the part of GSO or any of the GSO Entities to provide or arrange any financing; such an obligation will arise only under, and solely to the extent provided for in, the Commitment Letter, if accepted by you in accordance with its terms.

This Termination Payment Letter is delivered to you on the understanding that neither this Termination Payment Letter, nor any of its terms or substance, nor the activities of GSO, the GSO Entities or you pursuant hereto or in connection with the Transactions shall be disclosed, directly or indirectly, by you to any other person prior to the date of such information becoming publicly available in accordance with clause (c) below, except (a) to your affiliates (including Holdings) and your and their respective Representatives, in each case, solely on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency of competent jurisdiction, or as required by applicable law or compulsory legal process (including to defend against any claim brought pursuant to such process), or to the extent required by governmental and/or regulatory authorities (in which case you agree, to the extent not prohibited by applicable law, rule or regulation, to use commercially reasonable efforts to provide GSO with prior written notice thereof), (c) in connection with any public or regulatory filing requirements, including filings with the U.S. Securities and Exchange Commission by Holdings or the Borrower, in each case, which shall comply with the requirements for public filings set forth in the Support Agreement and (d) to the extent required, upon advice of counsel, to be disclosed in connection with the 8% Notes Exchange. Notwithstanding anything to the contrary herein, the parties hereto agree that you or the Company may file this Termination Payment Letter in its entirety with the U.S. Securities and Exchange Commission, through a filing by Holdings or the Borrower on Form 8-K or other applicable form, which shall comply with the requirements for public filings set forth in the Support Agreement.

This Termination Payment Letter, and all rights and obligations hereunder, shall be governed by, and construed in accordance with, the laws of the state of New York without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Termination Payment Letter, each of the parties hereto hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Termination Payment Letter or the Termination Payment, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Termination Payment Letter or the Termination Payment in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

This Termination Payment Letter may be executed and delivered in counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which taken together shall constitute one and the same original agreement. Delivery of an executed counterpart of a signature page of this Termination Payment Letter by facsimile or other electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Termination Payment Letter. This Termination Payment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto. Section headings used herein are for convenience of reference only, are not part of this Termination Payment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Termination Payment Letter.

We look forward to working with you. Please confirm that the foregoing is our mutual understanding by signing in the appropriate space below and returning an executed counterpart of this Termination Payment Letter to GSO.

[Remainder of Page Intentionally Left Blank]

GSO CAPITAL PARTNERS LP
on behalf of itself and certain funds managed, advised or sub-advised by it

By	/s/ Marisa Beeney Name: Marisa Beeney Title: Authorized Signatory

Hovnanian/GSO Letter Agreement

Accepted and agreed to as of
the date first above written:

K. HOVNANIAN ENTERPRISES, INC.

By /s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title:  Executive Vice President and Chief Financial Officer

HOVNANIAN ENTERPRISES, INC.

By /s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title:  Executive Vice President and Chief Financial Officer

Hovnanian/GSO Letter Agreement